SCHEDULE I

Effective June 14, 2017

COMPENSATION

Equity Funds

Columbia Disciplined Small Core Fund

Columbia Dividend Income Fund

Columbia Contrarian Core Fund

Columbia Large Cap Growth Fund

Columbia Mid Cap Growth

Bond Funds

Columbia AMT-Free Connecticut Intermediate Muni Bond Fund

Columbia AMT-Free Intermediate Muni Bond Fund

Columbia AMT-Free Massachusetts Intermediate Muni Bond Fund

Columbia AMT-Free New York Intermediate Muni Bond Fund

Columbia Bond Fund

FEE RATE

With respect to each Equity Fund above, the fee with respect to Class V Shares (formerly Class T Shares) shall be an aggregate annual rate of not more than 0.25% of the Fund’s average daily net assets attributable to Class V Shares for shareholder liaison services and administrative support services; provided that the fee rate for Columbia Contrarian Core Fund, Columbia Mid Cap Growth Fund and Columbia Disciplined Small Core Fund shall be 0.30% until January 1, 2015; and provided, further, that the fee rate for Columbia Large Cap Growth Fund shall be 0.30% until December 1, 2014.

With respect to each Bond Fund above, the fee with respect to Class V Shares shall be an aggregate annual rate of not more than 0.15% of the Fund’s average daily net assets attributable to Class V Shares for shareholder liaison services and administrative support services.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule I as of June 14, 2017.

COLUMBIA FUNDS SERIES TRUST I

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Jeffrey F. Peters
Name:	Jeffrey F. Peters
Title:	Managing Director and Head of Global Institutional Distribution